Exhibit 99.1

NEWS RELEASE January 14, 2008

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3172

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Appoints James Joyce to the Board of Directors

SALT LAKE CITY (January 14, 2008) — Overstock.com, Inc. (Nasdaq: OSTK) reported today that the board of directors has appointed Mr. James V. Joyce to serve as a director for a term beginning January 14, 2008 and ending in 2010.

Mr. Joyce is the chief executive officer of Icent LLC and has provided organizational consulting services to the Company since 2005.  Mr. Joyce also worked for Bain Consulting and has consulted for many businesses.  Mr. Joyce graduated from the University of Oxford with a BA/MA in Jurisprudence and has an MBA in from Dartmouth College.

“James is intimately familiar with the company and has been providing excellent advice to the company for years,” said Patrick Byrne, Overstock chairman and chief executive officer. “I’m pleased that he is now officially on the board.”

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com.

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Overstock.com® is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the term that Mr. Joyce will serve on the Company’s board of directors. Our Form 10-K for the year ended December 31, 2006, our subsequent quarterly reports on Form 10-Q, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.